Exhibit 99.1

News Release

Media Contacts:	David Caouette	Investor Contacts:	Eva Boratto
	(908) 423-3461		(908) 423-5185

	Amy Rose		Michael Nally
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Merck Reports Second-Quarter 2008 Financial Results

•	Company Announces Second-Quarter 2008 Non-GAAP EPS of $0.86, Excluding Certain Items; Second-Quarter GAAP EPS of $0.82

•	JANUVIA, ISENTRESS and COZAAR/HYZAAR Deliver Strong Growth

•	U.S. Food and Drug Administration (FDA) Closes Out Manufacturing Warning Letter; Any Filed Vaccine Supplements Are Now Able To Move Through The Agency’s Normal Review and Approval Process

•	Merck Updates Full-Year 2008 Product and Certain Other Guidance Elements; At This Time Not Providing 2008 Equity Income, 2008 EPS, and Long-Term Guidance

WHITEHOUSE STATION, N.J., July 21, 2008 – Merck & Co., Inc. today announced financial results for the second quarter of 2008.

Merck reported non-GAAP (generally accepted accounting principles) earnings per share (EPS) of $0.86 for the second quarter of 2008, excluding restructuring charges. GAAP EPS for the second quarter were $0.82. Worldwide sales were $6.1 billion for the quarter, a decrease of 1 percent from the second quarter of 2007. Foreign exchange favorably affected global sales performance by 5 percent for the quarter. Net income for the second quarter of 2008 was $1,768.3 million compared with $1,676.4 million in the second quarter of 2007. For the first six months of 2008, worldwide sales were $11.9 billion and net income was $5,070.8 million. A reconciliation of EPS as reported in accordance with GAAP to EPS that excludes certain items is provided in the table that follows.

	Quarter Ended June 30		Six Months Ended June 30
	2008	2007	2008	2007
GAAP EPS	$0.82	$0.77	$2.34	$1.55
EPS impact of items*	0.04	0.05	(0.59)	0.11

Non-GAAP EPS that excludes certain items listed below[1]	$0.86	$0.82	$1.75	$1.66

* Amount calculated as follows (in millions except per share amounts)	Second- Quarter 2008	Second- Quarter 2007	Six Months Ended June 30, 2008	Six Months Ended June 30, 2007
Gain on distribution from AstraZeneca	$—	$—	$(2,223)	$—
Costs related to global restructuring program	118	172	203	358
Net (increase) decrease before income taxes	118	172	(2,020)	358
Income tax expense (benefit) on above items	(41)	(62)	737	(124)
(Increase) decrease in net income	$77	$110	$(1,283)	$234

EPS impact of items	$0.04	$0.05	$(0.59)	$0.11

“For the second quarter, Merck made good progress launching innovative new pharmaceutical and vaccine products around the world and driving efficiencies in many parts of the business,” said Richard T. Clark, chairman, president and chief executive officer. “Although some results didn’t meet our expectations, we are taking action to address our challenges, and remain committed to regaining leadership in the pharmaceutical industry.

“Earlier today, data for the SEAS study was presented by the primary investigator,” he said. “We are moving quickly to fully assess the potential implications of the data for our cholesterol joint venture.”

[1]

Merck is providing information on 2008 and 2007 non-GAAP earnings per share that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the Company’s performance. This information should be considered in addition to, but not in lieu of, earnings per share prepared in accordance with GAAP.

Materials and production costs were $1.4 billion for the quarter, a decrease of 10 percent from the second quarter of 2007. The second-quarter 2008 and second-quarter 2007 costs include $16 million and $119 million, respectively, for costs associated with the global restructuring program. The gross margin was 76.9 percent for the second quarter of 2008 and 74.6 percent for the second quarter of 2007, reflecting 0.3 and 1.9 percentage point unfavorable impacts, respectively, relating to the restructuring costs noted above.

Marketing and administrative expenses were $1.9 billion for the second quarter of 2008, a decrease of 7 percent from the second quarter of 2007. Included in marketing and administrative expenses in the second quarter of 2007 was a $210 million reserve solely for future legal defense costs for VIOXX litigation.

Research and development expenses were $1.2 billion for the quarter, an increase of 13 percent from the second quarter of 2007.

Restructuring costs, primarily representing employee separation costs associated with the Company’s global restructuring program, were $102 million for the second quarter of 2008. Total overall costs associated with the Company’s global restructuring program included in materials and production and restructuring costs were $118 million and $172 million for the second quarter of 2008 and 2007, respectively, primarily related to separations and accelerated depreciation.

Equity income from affiliates was $523 million in the second quarter 2008, a decrease of 31 percent from the second quarter of 2007 as a result of lower contributions from AstraZeneca LP and the Merck/Schering-Plough joint venture.

The second-quarter 2008 effective tax rate was 14.1 percent. The effective tax rate excluding the impact of restructuring charges was 15.2 percent. Both rates reflect a second-quarter net benefit of approximately nine percentage points primarily relating to the favorable impact of tax settlements.

Financial Guidance

The results of the SEAS study were released earlier today. Merck is currently assessing the impact of the results on the contribution from the Merck/Schering-Plough joint venture and therefore at this time is not providing 2008 equity income guidance; 2008 GAAP and non-GAAP EPS guidance; and any long-term financial performance guidance. Merck anticipates providing additional financial guidance at a later date.

Details on certain elements of financial guidance can be found on page 8 of this news release.

Product Performance Highlights

Worldwide sales of SINGULAIR (montelukast sodium), a once-a-day oral medicine indicated for the chronic treatment of asthma and the relief of symptoms of allergic rhinitis, were $1.1 billion for the second quarter of 2008, a decrease of 1 percent compared with the second quarter of 2007. SINGULAIR continues to be the No. 1 prescribed branded product in the U.S. respiratory market2.

Combined worldwide sales of ZETIA (ezetimibe) and VYTORIN (ezetimibe/simvastatin), as reported by the Merck/Schering-Plough joint venture, were $1.2 billion for the second quarter of 2008, representing a 9 percent decrease compared with the second quarter of 2007. Worldwide sales of ZETIA, marketed as EZETROL outside the United States, were $560 million in the second quarter of 2008, a decrease of 3 percent compared with the previous year’s second quarter. Second-quarter 2008 worldwide sales of VYTORIN, marketed outside the United States as INEGY, were $592 million, a decrease of 14 percent compared with the second quarter of 2007. The Company records the results from its interest in the Merck/Schering-Plough joint venture in equity income from affiliates.

Worldwide sales of Merck’s antihypertensive medicines COZAAR (losartan potassium) and HYZAAR3 (losartan potassium and hydrochlorothiazide) were $941 million for the second quarter of 2008, an 11 percent increase compared with the second quarter of 2007. COZAAR and HYZAAR are among the leading medicines in the angiotensin receptor blocker class.

Worldwide sales of FOSAMAX and FOSAMAX PLUS D (alendronate sodium/cholecalciferol), which is marketed as FOSAVANCE throughout the European Union, were $411 million for the second quarter of 2008, representing a decrease of 48 percent compared with the second quarter of 2007. Since most formulations of these medicines have lost U.S. marketing exclusivity, the Company is experiencing a significant decline in sales in the United States within the FOSAMAX franchise.

Total worldwide sales of Merck’s other promoted medicines, which include JANUVIA (sitagliptin), JANUMET (sitagliptin/metformin hydrochloride) and ISENTRESS (raltegravir), were $2.0 billion for the second quarter, representing a 24 percent increase compared with the

[2]	Source: IMS NPA
[3]	COZAAR and HYZAAR are registered trademarks of E.I. duPont de Nemours and Company, Wilmington, Del.

second quarter of 2007. Merck’s portfolio of medicines are approved to treat a broad range of medical conditions, including glaucoma, migraine, pain, diabetes, HIV/AIDS and other infectious diseases.

JANUVIA, Merck’s treatment for type 2 diabetes, recorded worldwide sales of $334 million in the second quarter of 2008 compared with $144 million in the same quarter in 2007. JANUMET, a single tablet that addresses all three key defects of type 2 diabetes, recorded sales of $72 million during the quarter compared with $24 million in the same quarter in 2007. On July 18, JANUMET was approved for marketing in the European Union, Iceland and Norway.

Worldwide sales of ISENTRESS, Merck’s first-in-class HIV integrase inhibitor for use in combination with other antiretroviral agents for the treatment of HIV-1 infection in treatment-experienced adult patients, were $77 million in second-quarter 2008. Merck launched ISENTRESS in the United States in October 2007.

Worldwide sales of vaccines, as recorded by Merck, were $995 million for the second quarter, representing a 5 percent decrease compared with the second quarter of 2007. Vaccines in most major European markets are sold through the Company’s joint venture, Sanofi Pasteur MSD, and the results from its interest in the joint venture are recorded in equity income from affiliates.

Worldwide sales of the Company’s cervical cancer vaccine GARDASIL (human papillomavirus (HPV) quadrivalent (types 6, 11, 16, 18) vaccine, recombinant) as recorded by Merck, were $326 million for the second quarter of 2008, a decrease of 9 percent from the second quarter of 2007. In addition, during the second quarter our vaccine joint venture Sanofi Pasteur-MSD recorded end-market sales of GARDASIL of $234 million. Global end-market sales for GARDASIL in the second quarter of 2008 increased 28 percent versus the prior year driven by the continued roll-out of GARDASIL in Europe. GARDASIL, the world’s top-selling HPV vaccine and only HPV vaccine available for use in the United States, currently is indicated for girls and women nine through 26 years of age for the prevention of cervical cancer, precancerous or dysplastic lesions, and genital warts caused by HPV types 6, 11, 16 and 18.

Worldwide sales of ROTATEQ (rotavirus vaccine, live, oral, pentavalent), Merck’s vaccine to help protect children against rotavirus gastroenteritis and one of the world’s leading rotavirus vaccines, as recorded by Merck, were $178 million in the second quarter of 2008, an increase of 49 percent from the second quarter of 2007.

Worldwide sales of Merck’s other viral vaccines, which include VARIVAX (varicella virus vaccine live {Oka/Merck}), M-M-R II (measles, mumps and rubella virus vaccine live) and PROQUAD (measles, mumps, rubella and varicella {Oka/Merck} virus vaccine live), as recorded by Merck, were $318 million for the second quarter of 2008, a decrease of 7 percent compared with the same period a year earlier.

Merck records ongoing revenue based on sales of products that are associated with alliances, the most significant of which is AstraZeneca LP. Revenue from AstraZeneca LP recorded by Merck was $456 million in the second quarter of 2008.

Manufacturing Update

On July 10, Merck received a letter from the FDA closing out its recent inspection of the West Point, Pa. manufacturing facility. As a result, any filed vaccine supplements are now able to move through the agency’s normal review and approval process.

Research and Development Update

On July 11, the Company announced that TREDAPTIVE, new lipid-modifying therapy, was approved in the 27 countries of the EU, Norway and Iceland to treat LDL-cholesterol and HDL-cholesterol and triglycerides.

Earnings Conference Call

Investors are invited to a live audio webcast of Merck’s second-quarter sales and earnings conference call today at 5:30 p.m. EDT by visiting the Newsroom section of Merck’s Web site, www.merck.com/newsroom/webcast/. Institutional investors and analysts can participate in the call by dialing (706) 758-9927 or (877) 381-5782. Journalists are invited to listen in on the call by dialing (706) 758-9928 or (800) 399-7917. A replay of the webcast will be available starting at 11 p.m. EDT today through 5 p.m. EDT on July 28. To listen to the replay, dial (706) 645-9291 or (800) 642-1687 and enter ID No. 52725425.

About Merck

Merck & Co., Inc. is a global research-driven pharmaceutical company dedicated to putting patients first. Established in 1891, Merck discovers, develops, manufactures and markets vaccines and medicines to address unmet medical needs. The Company devotes extensive efforts to increase access to medicines through far-reaching programs that not only donate Merck medicines but help deliver them to the people who need them. Merck also publishes unbiased health information as a not-for-profit service. For more information, visit www.merck.com.

Forward-Looking Statement

This news release, including the financial guidance that follows, contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential or financial performance. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements in this press release should be evaluated together with the many uncertainties that affect Merck’s business, particularly those mentioned in the risk factors and cautionary statements in Item 1A of Merck’s Form 10-K for the year ended Dec. 31, 2007 and in any risk factors or cautionary statements contained in the Company’s periodic reports on Form 10-Q or current reports on Form 8-K, which the Company incorporates by reference.

# # #

Merck Financial Guidance for 2008

Worldwide sales will be driven by the Company’s major products, including the impact of new studies and indications. Sales forecasts for those products for 2008 are as follows:

PRODUCT	WORLDWIDE 2008 SALES
SINGULAIR (Respiratory)	$4.4 to $4.6 billion
COZAAR/HYZAAR (Hypertension)	$3.5 to $3.7 billion
GARDASIL (as recorded by Merck & Co., Inc.)	$1.4 to $1.6 billion
Other Vaccines (as recorded by Merck & Co., Inc.)	$2.7 to $2.9 billion
FOSAMAX (Osteoporosis)	$1.4 to $1.7 billion
Other reported products*	$7.8 to $8.2 billion

*	Other reported products comprise: ARCOXIA, CANCIDAS, COSOPT, CRIXIVAN, EMEND, INVANZ, ISENTRESS, JANUVIA, JANUMET, MAXALT, PRIMAXIN, PROPECIA, PROSCAR, STOCRIN, TIMOPTIC/TIMOPTIC XE, TRUSOPT, VASOTEC/VASERETIC, ZOCOR and ZOLINZA.

•	Under an agreement with AstraZeneca (AZN), Merck receives revenue at predetermined percentages of the U.S. sales of certain products by AZN, most notably NEXIUM. In 2008, Merck anticipates that these revenues will be approximately $1.3 billion to $1.5 billion.

•	Product gross margin (PGM) percentage is estimated to be approximately 77.5 percent to 78.5 percent for the full-year 2008. This guidance excludes the portion of the restructuring costs that will be included in product costs and will affect reported PGM in 2008.

•	Marketing and administrative expense is anticipated to be approximately $7.5 billion to $7.7 billion.

•	Research and development expense (which excludes joint ventures) is anticipated to be approximately $4.7 billion to $4.9 billion.

•	As part of the Company’s restructuring of its operations, additional costs related to site closings, position eliminations and related costs will be incurred in 2008. The aggregate 2008 pretax expense related to these activities is estimated to be in the range of $200 million to $300 million.

•	The consolidated 2008 tax rate is estimated to be approximately 18 percent to 21 percent. This guidance does not reflect the tax rate impact of the gain on distribution from AstraZeneca or restructuring costs. The effective tax rate to be applied to the AstraZeneca gain and the Company’s restructuring costs is at a higher level than the underlying effective tax rate guidance.

•	Merck plans to continue its stock buyback program in 2008. As of June 30, 2008, $3.5 billion remains under the current buyback authorizations approved by Merck’s Board of Directors.

# # #

The following table shows the financial results for Merck & Co., Inc. and subsidiaries for the quarter ended June 30, 2008, compared with the corresponding period of the prior year.

	Merck & Co., Inc. Consolidated Results (In Millions Except Earnings per Common Share) Quarter Ended June 30 (Unaudited)
	2008	2007	% Change
Sales	$6,051.8	$6,111.4	(1)%

Costs, Expenses and Other
Materials and production (1)	1,396.5	1,552.3	(10)
Marketing and administrative (2)	1,930.2	2,083.7	(7)
Research and development	1,169.3	1,030.5	13
Restructuring costs (3)	102.2	55.8	83
Equity income from affiliates	(523.0)	(759.1)	(31)
Other (income) expense, net	(81.9)	(84.0)	(2)

Income Before Taxes	2,058.5	2,232.2	(8)

Taxes on Income (4)	290.2	555.8

Net Income	$1,768.3	$1,676.4	5

Average Shares Outstanding Assuming Dilution	2,154.3	2,189.2

Earnings per Common Share Assuming Dilution	$0.82	$0.77	6

(1)	Includes restructuring costs of $16.1 million in the second quarter of 2008 and $118.7 million in the second quarter of 2007 primarily related to accelerated depreciation associated with Merck’s global restructuring program announced in November 2005.
(2)	Includes the impact of reserving an additional $210 million in the second quarter of 2007 solely for future legal defense costs for VIOXX litigation.
(3)	Restructuring costs represent separation and other related costs associated with the global restructuring program.
(4)	The second quarter 2008 effective tax rate was 14.1%. The effective tax rate excluding the impact of restructuring charges was 15.2%. Both rates reflect a second quarter net benefit of approximately nine percentage points primarily relating to the favorable impact of tax settlements.

The following table shows the financial results for Merck & Co., Inc. and subsidiaries for the six months ended June 30, 2008, compared with the corresponding period of the prior year.

	Merck & Co., Inc. Consolidated Results (In Millions Except Earnings per Common Share) Six Months Ended June 30 (Unaudited)
	2008	2007	% Change
Sales	$11,873.9	$11,880.7	—%

Costs, Expenses and Other
Materials and production (1)	2,634.6	3,078.1	(14)
Marketing and administrative (2)	3,784.7	3,885.7	(3)
Research and development	2,247.6	2,060.6	9
Restructuring costs (3)	171.9	121.6	41
Equity income from affiliates	(1,175.1)	(1,411.7)	(17)
Other (income) expense, net (4)	(2,259.2)	(340.2)	*

Income Before Taxes	6,469.4	4,486.6	44

Taxes on Income (5)	1,398.6	1,105.9

Net Income	$5,070.8	$3,380.7	50

Average Shares Outstanding Assuming Dilution	2,165.8	2,183.4

Earnings per Common Share Assuming Dilution	$2.34	$1.55	51

*	> 100%
(1)	Includes restructuring costs of $31.0 million in the first six months of 2008 and $236.8 million in the first six months of 2007 primarily related to accelerated depreciation associated with Merck’s global restructuring program announced in November 2005.
(2)	Includes the impact of reserving an additional $40 million in 2008 solely for future legal defense costs for FOSAMAX litigation and $210 million in 2007 solely for future legal defense costs for VIOXX.
(3)	Restructuring costs represent separation and other related costs, as well as gains on sales of facilities and related assets in 2008, associated with the global restructuring program.
(4)	Other (income) expense, net in the first six months of 2008 reflects a $2.2 billion gain related to a distribution from AstraZeneca LP, a $300 million expense for a contribution to The Merck Company Foundation, a $249 million gain on the Company’s remaining worldwide rights to AGGRASTAT and a $58 million charge in connection with the resolution of an investigation into whether the Company violated state consumer protection laws with respect to the sales and marketing of VIOXX. Other (income) expense, net in the first six months of 2007 primarily reflects the favorable impact of gains on sales of assets and product divestitures.
(5)	The effective tax rate was 21.6% for the first six months of 2008. The effective tax rate excluding the impacts of the gain on distribution from AstraZeneca LP and restructuring charges was 14.9% reflecting a net benefit of approximately eight percentage points primarily relating to the favorable impact of tax settlements and the realization of foreign tax credits.